PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 41 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                            May 13, 1997
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes


               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


Principal Amount:  $75,000,000

Maturity Date:  May 18, 1998; provided that if such day is not a Business
                Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual Date:  May 16, 1997

Interest Payment Dates:  Each February 18, May 18, August 18 and November 18
                         commencing August 18, 1997.  If any such day
                         (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day

Initial Interest Rate:  To be determined on the first Business Day next preceding the Original Issue Date

Base Rate:  Federal Funds Rate

Index Maturity:  1-Day

CUSIP:  61745EKL4

Spread (Plus or Minus):  Plus 0.15% per annum

Minimum Denomination:  $1,000

Interest Payment Period:  Quarterly

Specified Currency:  U.S. Dollars

Issue Price:  100%

Settlement Date (Original Issue Date):  May 16, 1997

Initial Interest Reset Date:  May 17, 1997, or if such day is not a
                              Business Day, the next succeeding Business
                              Day

Interest Reset Dates:  Each Business Day except the Business Day immediately prior to each Interest Payment Date

Interest Reset Period:  Daily

Interest Determination Dates:  One Business Day prior to each Interest
                               Reset Date

Reporting Service:  Telerate (Page 120 under the heading "Federal Funds
                    Effective Rate")

Book Entry Note or Certificated Note:  Book Entry Note

Senior Note or Subordinated Note:  Senior Note

Calculation Agent:  The Chase Manhattan Bank

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                Incorporated